Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE

(TO CONVERTIBLE INDENTURE)

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”) dated as of November 11, 2014, among HORIZON LINES, INC., a Delaware corporation (the “Company”), the guarantors signatory hereto (the “Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”) under the indenture referred to below and as collateral agent (the “Collateral Agent”) under the related security documents.

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified prior to the date hereof, the “Indenture”) dated as of October 5, 2011, providing for the issuance of the Company’s 6.00% Series A Convertible Senior Secured Notes due 2017 (the “Series A Notes”) and its 6.00% Series B Mandatorily Convertible Senior Secured Notes (the “Series B Notes” and, together with the Series A Notes, the “Notes”), initially in an aggregate principal amount of $180,000,000 in the case of the Series A Notes and in an aggregate principal amount of $100,000,000 in the case of the Series B Notes;

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated on or about November 11, 2014 (the “Merger Agreement”), among Acquirer, Merger Sub (“Merger Sub”) and the Company, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, the Company has been authorized by Board Resolution to enter into this Fifth Supplemental Indenture;

WHEREAS, Section 11.01(f) of the Indenture permits the Company, the Guarantors and the Trustee to amend the Indenture to make any change that does not adversely affect the rights of any Holder in any material respects; and

WHEREAS, all acts and requirements necessary to make this Fifth Supplemental Indenture the legal, valid and binding obligation of the Company and the Guarantors have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Fifth Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Fifth Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fifth Supplemental Indenture refer to this Fifth Supplemental Indenture as a whole and not to any particular section hereof.

2. Amendments to the Indenture.

(a)	The following definition shall be added to Section 1.01 of the Indenture:

““Merger” means the merger of Merger Sub (“Merger Sub”) with and into the Company, with the Company continuing as the surviving corporation, pursuant to that Agreement and Plan of Merger, dated on or about November 11, 2014, among Acquirer, Merger Sub and the Company, as it may be amended from time to time by the parties thereto.”

(b)	The following text shall be added as new Section 4.22 of the Indenture:

“Section 4.22. Merger Deposit and Covenant Suspension.

(a) Subject to the satisfaction and discharge of all Senior Lien Debt, immediately following the consummation of the Merger, the Company hereby agrees to make an irrevocable deposit (the “Merger Deposit”) with the Trustee of an amount of cash in trust, in accordance with Section 8.05 hereof, that is sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor through and including the Stated Maturity of the Notes.

(b) Subject to the satisfaction and discharge of all Senior Lien Debt, effective as of the time of the Merger Deposit, (the “Covenant Suspension Event”) then, beginning at such time and continuing at all times thereafter until a Reversion Event (as defined below) occurs, the Company and its Restricted Subsidiaries shall not be subject to Section 4.05 (as it relates to Subsidiaries of the Company), Section 4.06, Sections 4.09 through 4.11, Section 4.12(a), Sections 4.13 through 4.15, Sections 4.17 through 4.21, and Sections 5.01(c) and 5.01(d) hereof (collectively, together with any covenants in any Security Documents that were suspended in connection with the Covenant Suspension Event, the “Suspended Covenants”). Subject to the provisions of the following paragraph (c), in the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and at any subsequent time a Default or Event of Default with respect to the payment of principal of, premium, if any, or interest on the Notes (each, a “Reversion Event”) shall occur, the Company and its Restricted Subsidiaries shall be subject to the Suspended Covenants with respect to any events occurring (i) after the Covenant Suspension Event, as if the Suspended Covenants had been in effect during the period between the Covenant Suspension Event and the time of the Reversion Event and (ii) after the time of the Reversion Event.

(c) If a Reversion Event has occurred, the Company may cure such Reversion Event for purposes of this Section 4.22 by paying any amounts payable that were the subject of such Reversion Event. Effective immediately as of the time all Reversion Events have been cured and are no longer continuing, (i) the Company and its Restricted Subsidiaries shall not be required to comply with any

Suspended Covenants (as if such Suspended Covenants had been suspended since the Covenant Suspension Event), and (ii) any Defaults or Events of Default with respect to the Suspended Covenants that occurred or were deemed to have occurred after the Covenant Suspension Event shall be deemed to have been cured (unless the amounts due under the Notes, the Guarantees or the Indenture have become due and payable pursuant to Section 7.01 hereof).

(d) Upon each scheduled due date for the payment of principal, premium, if any, and interest on the Notes, including the Stated Maturity of the Notes, or earlier by reason of acceleration, in connection with a Net Proceeds Offer pursuant to Section 4.12, a Change of Control Offer pursuant to Section 4.16 or otherwise, the Trustee shall use the funds constituting the Merger Deposit to make such payments on the Notes.

(e) As soon as practicable after the Covenant Suspension Event, and so long as a Reversion Event has not occurred, the Trustee shall direct the Collateral Agent to make such changes to the Third Preferred Fleet Mortgage, dated as of October 5, 2011, by Horizon Lines, LLC in favor of the Trustee, in its capacity as Collateral Agent (the “Fleet Mortgage”), (i) to amend Section 11 of the Fleet Mortgage to allow the renaming of vessels subject to the Fleet Mortgage and (ii) to amend Sections 5 and 7 of the Fleet Mortgage to suspend the effectiveness thereof for the time during which the Suspended Covenants identified in clause (b) above are suspended as described in this Section 4.22.”

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

5. Counterparts. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

7. Trust Indenture Act Controls. If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Fifth Supplemental Indenture or the Indenture by the Trust Indenture Act, as in force at the date that this Fifth Supplemental Indenture is executed, the provisions required by the Trust Indenture Act shall control.

8. Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Fifth Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

9. Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first above written.

HORIZON LINES, INC.
As Issuer

By:	/s/ Mike Zendan
Name: Michael F. Zendan II
Title: Secretary

HORIZON LINES HOLDING CORP, INC.
HORIZON LINES OF PUERTO RICO, INC.
ROAD RAIDERS TECHNOLOGY, INC.
ROAD RAIDERS TRANSPORTATION, INC.
ROAD RAIDERS LOGISTICS, INC.
ROAD RAIDERS INLAND, INC.
HORIZON LINES, LLC
HORIZON LINES OF ALASKA, LLC
HORIZON LINES OF GUAM, LLC
HORIZON LINES VESSELS, LLC
H-L DISTRIBUTION SERVICES, LLC
HORIZON LOGISTICS, LLC
AERO LOGISTICS, LLC
SEA-LOGIX, LLC
HORIZON SERVICES GROUP, LLC
HAWAII STEVEDORES, INC.
As Guarantors

By:	/s/ Mike Zendan
Name: Michael F. Zendan II
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ K. Wendy Kumar
Name: K. Wendy Kumar
Title: Vice President

Signature page to Supplemental Indenture